EXHIBIT 12.1

                           CHURCH & DWIGHT CO., INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


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

                                                                   Years ended December 31,                  Six months ended
                                                    -------------------------------------------------   ---------------------------
                                                       2002      2001       2000     1999       1998    June 27,2003   June 28,2002
                                                    -------------------------------------------------   ---------------------------
Interest Expense                                     22,027     11,154      4,856    2,760     2,653         8,892        11,340
Capitalized Interest                                    603        432        284      421       381           155           182
Deferred Financing Amortization                       1,947      1,318          -        -         -         1,003           845
Interest in Rent Expense                              2,937      1,666        922      896       931         1,469         1,469
                                                    ---------------------------------------------------- -------------------------
Total Fixed Charges                                  27,514     14,570      6,062    4,077     3,965        11,519        13,836

Total Rent Exp.                                       8,901      5,048      2,794    2,715     2,821         4,451         4,451
Interest rate                                         33.00%     33.00%     33.00%   33.00%    33.00%        33.00%        33.00%
Interest exp in rent                                  2,937      1,666        922      896       931         1,469         1,469

Income before taxes and minority interest           101,235     77,744     52,161   72,703    46,186        65,886        51,534
Plus:
Fixed Charges                                        27,514     14,570      6,062    4,077     3,965        11,519        13,836
Amort. of cap. Interest                                 204        161        131      102        68           102           102
Distributed income from equity invest.                4,670      6,350      4,132    3,354     4,756         2,255         1,627

Less:
Cap. Interest                                          (603)      (432)      (284)    (421)     (381)         (155)         (182)
Income in earnings from affiliates                  (21,520)     6,195     (3,011)  (6,366)   (5,276)      (20,680)      (12,281)
Min int. in pre-tax income of subs'
that have not incurred fixed charges                   (143)    (3,889)      (287)    (525)        -          (15)          (129)
                                                    -------------------------------------------------    -------------------------
Total Earnings                                      111,357    100,699     58,904   72,924     49,318       58,912        54,507

Ratio                                                  4.05       6.91       9.72    17.89      12.44         5.11          3.94
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